As filed with the Securities and Exchange Commission on August 21, 2007

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Tower Corporation

(Exact name of registrant as specified in its charter)

Delaware	65-0723837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(617) 375-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

American Tower Corporation 2007 Equity Incentive Plan

(Full Title of the Plan)

James D. Taiclet, Jr.

Chairman, President and Chief Executive Officer

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

(617) 375-7500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Edmund DiSanto, Esq.	Sandra L. Flow, Esq.
Executive Vice President, Chief Administrative Officer	Cleary Gottlieb Steen & Hamilton LLP
and General Counsel	One Liberty Plaza
American Tower Corporation	New York, New York 10006-1470
116 Huntington Avenue	Tel: (212) 225-2000
Boston, Massachusetts 02116	Fax: (212) 225-3999
Tel: (617) 375-7500
Fax: (617) 375-7575

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $.01 par value: Shares available for future grants under the American Tower Corporation 2007 Equity Incentive Plan	29,472,500 shares	$38.76	$1,142,354,100	$35,071	(2)
Class A common stock, $.01 par value: Shares covering stock options granted under the American Tower Corporation 2007 Equity Incentive Plan prior to this Registration Statement	258,900 shares	$42.95	$11,119,755	$342	(3)
	268,600 shares	$40.34	$10,835,324	$333	(3)
Total	30,000,000 shares			$35,746

(1)	Upon a stock split, reverse stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Class A common stock of American Tower Corporation, the number of shares registered shall be automatically increased or decreased, as the case may be, to prevent dilution in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 457(h) under the Securities Act, the offering price is calculated based upon the average of the high and low prices of the Class A common stock on the New York Stock Exchange on August 17, 2007.
(3)	Pursuant to Rule 457(h) under the Securities Act, the offering price is calculated based upon the price at which the options may be exercised.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information; Item 2. Registrant Information and Employee Plan Annual Information

The documents containing the information required by these items will be given to employees participating in the American Tower Corporation 2007 Equity Incentive Plan (the “Plan”) and are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of the Registration Statement or as an exhibit thereto.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

American Tower Corporation (the “Company”) is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Commission on February 28, 2007;

(b)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007, as filed with the Commission on May 8, 2007 and August 7, 2007, respectively;

(c)	The Company’s Current Reports on Form 8-K as filed with the Commission on January 22, 2007, February 13, 2007, February 20, 2007, February 21, 2007, March 13, 2007, March 21, 2007, April 23, 2007, April 30, 2007, May 3, 2007, May 7, 2007, May 8, 2007, May 22, 2007, May 23, 2007, June 1, 2007, June 11, 2007, July 24, 2007, July 30, 2007 and August 2, 2007. Notwithstanding the foregoing, information furnished but not filed in any current report on Form 8-K, including the related exhibits, is not deemed referenced herein; and

(d)	The description of the Company’s Class A common stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on June 4, 1998.

In addition to the foregoing, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents (excluding information furnished but not filed in any Current Report on Form 8-K, including the related exhibits). Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant has included such a provision in Article Sixth of its Certificate of Incorporation.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Article XII of the Company’s By-laws provides that the Company shall indemnify each person who is or was an officer or director of the Registrant to the fullest extent permitted by Section 145 of the DGCL.

The Company has purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index and is hereby incorporated by reference herein.

Item 9. Undertakings

1.	Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 31st day of July, 2007.

AMERICAN TOWER CORPORATION

By:	/s/ JAMES D. TAICLET, JR.
James D. Taiclet, Jr.
Chairman, President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of American Tower Corporation, hereby severally constitute and appoint James D. Taiclet, Jr., Bradley E. Singer and Edmund DiSanto and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any related registration statements filed pursuant to Rule 462(b), and to file the same, with exhibits thereto and other documents in connection therewith, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable American Tower Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES D. TAICLET, JR.	Chairman, President and Chief Executive Officer (Principal Executive Officer)	July 31, 2007
James D. Taiclet, Jr.

/s/ BRADLEY E. SINGER	Chief Financial Officer and Treasurer (Principal Financial Officer)	July 31, 2007
Bradley E. Singer

/s/ JEAN A. BUA	Executive Vice President, Finance and Controller (Principal Accounting Officer)	July 31, 2007
Jean A. Bua

/s/ RAYMOND P. DOLAN	Director	July 31, 2007
Raymond P. Dolan

/s/ RONALD M. DYKES	Director	July 31, 2007
Ronald M. Dykes

/s/ CAROLYN F. KATZ	Director	July 31, 2007
Carolyn F. Katz

/s/ GUSTAVO LARA CANTU	Director	July 31, 2007
Gustavo Lara Cantu

/s/ JOANN A. REED	Director	July 31, 2007
JoAnn A. Reed

/s/ PAMELA D.A. REEVE	Director	July 31, 2007
Pamela D.A. Reeve

/s/ DAVID E. SHARBUTT	Director	July 31, 2007
David E. Sharbutt

/s/ SAMME L. THOMPSON	Director	July 31, 2007
Samme L. Thompson

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on August 8, 2005 (incorporated by reference from Annex E of Registration Statement on Form S-4 (File No. 333-125328) filed on May 27, 2005)

4.2	By-Laws, as amended November 13, 2003, of the Company (incorporated by reference from Exhibit 3.2 of Annual Report on Form 10-K (File No. 001-14195) filed on March 12, 2004)

5.1*	Opinion of Cleary Gottlieb Steen & Hamilton LLP

23.1*	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

99.1	American Tower Corporation 2007 Equity Incentive Plan (incorporated by reference from Annex A of Definitive Proxy Statement on Schedule 14A (File No. 001-14195) filed on March 22, 2007)

*	Filed herewith.